NOTE SECURED BY STOCK PLEDGE AGREEMENT


$200,000               San Antonio, Texas      September 22, 2003


          FOR VALUE RECEIVED, George K. Broady ("Maker") promises to pay to the order of Danny W. Mills ("Payee"), the principal sum of $200,000, together with interest from the date of this Note Secured by Stock Pledge Agreement (this "Note") on the unpaid principal balance from time to time outstanding hereunder. Such interest shall accrue from the date of advancement on the unpaid principal balance at the rate of seven percent (7%) per annum, compounded annually until maturity.

          This Note is being executed in connection with and is subject to the terms of (i) the Stock Pledge Agreement, dated as of even date herewith, by and between Maker and Payee (the "Stock Pledge Agreement"), and (ii) the Stock Purchase Agreement, dated as of even date herewith, by and between Maker and Solico International, Inc. ("Solico"), a copy of which is attached hereto as Exhibit A (the "Stock Purchase Agreement"), each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Stock Pledge Agreement.

          All payments hereunder shall be made in lawful tender of the United States. Such payment shall be credited first to any accrued and unpaid interest, and the remainder shall be applied to principal. Prepayment of principal, together with all accrued and unpaid interest, may be made at any time without penalty.

          The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall mature and immediately become due and payable in one lump sum on November 1, 2003; provided, however, that the entire principal sum of this Note, together with all accrued and unpaid interest, shall mature and immediately become due and payable upon the occurrence of an Event of Default (as defined in the Stock Pledge Agreement).

          Upon consummation of the First Closing (as defined in the Stock Purchase Agreement), the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall be deemed to have been automatically paid in full by Maker by transfer to Payee of 125,000 of the Shares (the "Payment Shares") of common stock of American Building Control, Inc., a Delaware corporation ("ABC"), owned by Maker and pledged to Payee pursuant to the Stock Pledge Agreement (the "Conversion Event"). Upon the Conversion Event, Maker shall execute such stock powers, instruments, certificates and other documents as may be required by Payee to evidence the transfer of the Payment Shares to Maker, and thereupon this Note shall be deemed paid and satisfied in full.

          All past due principal and accrued interest on this Note shall bear interest from maturity until paid at the lesser of (i) the rate of twelve percent (12%) per annum or (ii) the highest rate for which Maker may legally contract under applicable law.

          This Note is full recourse to Maker.  Payment of this
Note is secured by the Stock Pledge Agreement covering certain shares of the common stock of ABC held of record by Maker.
Maker, however, shall remain liable for payment of this Note, and assets of Maker, in addition to the Collateral under the Stock Pledge Agreement, may be applied to the satisfaction of Maker's obligations hereunder.

          This Note shall be construed in accordance with the laws of the State of Texas without giving effect to any otherwise applicable conflict-of-law rules.

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          This Note, the Stock Pledge Agreement and the Stock
Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede any and all prior agreements relating to the subject matter hereof and thereof.

          Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Maker and Payee.

          If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          In the event any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

          Maker hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note, or other cause of release or discharge other than actual payment in full hereof.

          It is expressly agreed that, if this Note is referred to an attorney or if suit is brought to collect this Note or any part hereof or to enforce or protect any rights conferred upon Payee by this Note or any other document evidencing or securing this Note, then Maker promises and agrees to pay all costs, including without limitation reasonable attorneys' fees, incurred by Payee.

          This Note may not be assigned or transferred by Maker without the prior written consent of Payee. Payee may assign or transfer all or any part of this Note to any affiliate of Payee or to Solico or any affiliate of Solico, without prior notice to or consent of Maker. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than Maker and Payee or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.


                    [Signature page follows]



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          IN WITNESS WHEREOF, the undersigned Maker has executed
this Note to be effective  as of the date first set forth above.

                                   MAKER:


                                     /s/  GEORGE K. BROADY
                                   ----------------------------
                                   George K. Broady